Exhibit (a)(1)(A)

Offer to Purchase for Cash

by

Moatable, Inc.

of

Up to 5,000,000 of its American Depositary Shares
At a Purchase Price of $3.00 per American Depositary Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON
SEPTEMBER 30, 2025, UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Moatable, Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company,” “Moatable,” “we,” “our” or “us”), invites our securityholders to tender up to 5,000,000 American Depositary Shares (the “ADSs”) of the Company, each representing 45 Class A ordinary shares, par value $0.001 per share (“Class A Ordinary Shares”), for purchase by us at a price of $3.00 per ADS (the “Purchase Price”) net to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer (as defined below) that will be paid to Citibank, N.A., the Company’s ADS depositary (the “ADS Depositary”), less any applicable withholding taxes, and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, if 5,000,000 ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all ADSs properly tendered and not properly withdrawn. ADSs acquired, if any, in the Offer will be acquired at the Purchase Price. Only ADSs properly tendered and not properly withdrawn will be purchased. However, because of proration and “odd lot” priority provisions described in this Offer to Purchase, we may not purchase all of the ADSs tendered if more than 5,000,000 ADSs are properly tendered and not properly withdrawn. ADSs not purchased in the Offer will be returned to the tendering securityholders as promptly as practicable after the Expiration Time.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of ADSs sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than 5,000,000 ADSs are properly tendered in the Offer and not properly withdrawn, we may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without extending the Offer. See Section 1.

The Offer is not conditioned on any minimum number of ADSs being tendered. The offer is, however, subject to certain other conditions, including the Financing Condition (as defined below). See Section 6.

As of August 27, 2025, we had 566,747,278 Class A Ordinary Shares outstanding (including 12,369,955 ADSs, representing 556,647,975 Class A Ordinary Shares) and 170,258,970 Class B ordinary shares, par value $0.001 per share (“Class B Ordinary Shares”), outstanding. Each Class B Ordinary Share is convertible into one Class A Ordinary Share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share. Subject to certain exceptions, our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders. As of August 27, 2025, Mr. Joseph Chen, our Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B Ordinary Shares, which represents all of our outstanding Class B Ordinary Shares. Mr. Chen has informed us that he does not intend to participate in this Offer. If the Offer is fully subscribed, we would have approximately 341,747,278 Class A Ordinary Shares (including 7,369,955 ADSs, representing 331,647,975 Class A Ordinary Shares) outstanding immediately following the purchase of ADSs tendered in the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer. The actual number of Class A Ordinary Shares (including in the form of ADSs) outstanding immediately following completion of the Offer will depend on the number of ADSs tendered and purchased in the Offer.

The ADSs are not listed on any securities exchange, are traded over-the-counter and quoted on the Pink Limited Market under the trading symbol “MTBLY.” On September 2, 2025, the last full trading day prior to the printing of the Offer to Purchase and the commencement of the Offer, the closing price of the ADSs as reported by the Pink Limited Market was $2.065 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their ADSs. See Section 7. There is currently no public market for our ordinary shares.

As of August 27, 2025, our Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because our Class A Ordinary Shares and ADSs are currently held by less than 300 persons, we were eligible to voluntarily suspend our reporting obligations prior to the Offer and will continue to be eligible for suspension of our reporting obligations immediately after the completion of the Offer. We are currently considering, and may decide, to suspend our reporting obligations under the Securities Exchange Act of 1934, as amended, following the completion of this Offer. As a result, if we decide to suspend our reporting obligations with the SEC, we would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, we would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports. See Section 2.

Our board of directors has authorized us to make the Offer. However, none of the Company, the members of our board of directors, our executive officers, Georgeson LLC, the information agent for the Offer (the “Information Agent”), Citibank, N.A., the tender agent for the Offer (the “Tender Agent”), or Needham & Company, LLC, the dealer manager for the offer (the “Dealer Manager”), makes any recommendation to you as to whether you should tender or refrain from tendering your ADSs. We cannot predict how our ADSs will trade after the Expiration Time, and it is possible that our ADS price will trade above the Purchase Price after the Expiration Time. You must make your own decision as to whether to tender your ADSs and, if so, how many ADSs to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your ADSs with your broker or other financial tax advisors.

The Offer has not been approved by the SEC, any state securities commission or any other regulatory body, nor has the SEC, any state securities commission or any other regulatory body passed upon the fairness or merits of the Offer or upon the accuracy or the information contained in this Offer to Purchase and any related documents, and any representation to the contrary is unlawful and may be a criminal offense.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer documents, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Needham & Company

Offer to Purchase dated September 3, 2025

IMPORTANT

If you want to tender all or any portion of your ADSs, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, at the end of the day on September 30, 2025 (unless the Offer is extended):

•	if your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your ADSs for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•	if you hold ADSs in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Citibank, N.A., the Tender Agent for the Offer, at one of the addresses shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your ADSs according to the procedures for book-entry transfer described in Section 3;

•	if you are a holder of Class A Ordinary Shares, subject to the terms and conditions set forth in that certain Deposit Agreement, dated as of May 4, 2011, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 6, 2017 and as amended by Amendment No. 2 to Deposit Agreement, dated as of January 9, 2020 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the ADS Depositary, and all Holders and Beneficial Owners (each as defined in the Deposit Agreement) of ADSs issued thereunder, you may deposit your Class A Ordinary Shares with Citibank, N.A., the Company’s ADS depositary, in exchange for ADSs, and tender any of the ADSs in accordance with the Offer; or

•	if you are a holder of vested options, you may exercise your vested options and receive Class A Ordinary Shares, which you may deposit with Citibank, N.A., the Company’s ADS depositary, in exchange for ADSs, and tender any of the ADSs issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Time to receive your ADSs in order to tender. An exercise of an option cannot be revoked even if ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

This Offer is for ADSs. Tender of any other securities, including Class A Ordinary Shares or vested options without following the procedures noted above, will not be accepted and returned to the tendering securityholders at our expense promptly after the expiration or termination of the Offer. If applicable, please provide yourself sufficient time to complete the process to deposit your Class A Ordinary Shares with Citibank, N.A., as ADS Depositary, in exchange for ADSs. Please be advised that the ADS Depositary will close its books to ADS issuances five (5) business days prior to the Expiration Time. Accordingly, if you are a holder of Class A Ordinary Shares and you wish to receive the corresponding ADSs to participate in the Offer, you must deposit your Class A Ordinary Shares with the ADS Depositary at least five (5) business days prior to Expiration Time.

We are not making the Offer to, and will not accept any tendered ADSs from, securityholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to securityholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

i

No person has been authorized to give any information or to make any representation other than those contained in this Offer to Purchase and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained or incorporated by reference in this Offer to Purchase is accurate as of any date other than the date on the front of this Offer to Purchase. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell ADSs in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is current as of any time subsequent to the date of such information. Other than as expressly contained herein, none of the Company, its board of directors, it s executive officers, the Dealer Manager, the Information Agent or the Tender Agent is making any representation or recommendation to any holder as to whether or not to tender in the Offer. You should consult your own financial and tax advisors and must make your own decision as to whether to tender in the Offer and, if so, the amount of ADSs to be tendered.

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Table of Contents

Page

SUMMARY TERM SHEET		1
FORWARD-LOOKING STATEMENTS		10
RISKS TO NON-TENDERING SECURITYHOLDERS		11
INTRODUCTION		12
THE OFFER		15
1.	Number of ADSs; Purchase Price; Proration	15
2.	Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals	17
3.	Procedures for Tendering ADSs	19
4.	Withdrawal Rights	23
5.	Purchase of ADSs and Payment of Purchase Price	24
6.	Conditions of the Offer	25
7.	Price Range of ADSs; Dividends	27
8.	Source and Amount of Funds	28
9.	Certain Information Concerning the Company; Certain Financial Information	28
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the ADSs	33
11.	Certain Legal Matters; Regulatory Approvals	36
12.	Certain U.S. Federal Income Tax Consequences	36
13.	Extension of the Offer; Termination; Amendment	40
14.	Fees and Expenses	41
15.	Miscellaneous	42
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF MOATABLE		43

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my ADSs?

The issuer of the ADSs, Moatable, an exempted company incorporated with limited liability under the laws of the Cayman Islands, which we refer to as the “Company,” “Moatable,” “we,” “our” or “us,” is offering to purchase the ADSs. See Section 1.

What is Moatable offering to purchase?

We are offering to purchase up to 5,000,000 ADSs. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price of our ADSs. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company’s future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our securityholders with the opportunity to tender all or a portion of their ADSs and thereby receive a return of some or all of their investment if they so elect. The Offer may also provide our securityholders with an efficient way to sell their ADSs without incurring brokerage fees or commissions associated with open market sales. In addition, if we complete the Offer, securityholders who do not participate in the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial tender of ADSs or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 10.

After the completion or termination of the Offer, we may purchase additional ADSs in the open market subject to market conditions. We may also purchase ADSs in private transactions, exchange offers, or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to securityholders, as the case may be, than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any ADSs, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the ADSs, the results of the Offer, our business and financial position and general economic and market conditions. The Offer is in addition to, and does not constitute a part of, our existing $15.0 million share repurchase program, of which approximately $3.1 million remains available to repurchase as of August 27, 2025. We have suspended our repurchase program during this Offer and for ten business days after completion of this Offer.

Following the Offer, will you continue as a public company?

As of August 27, 2025, our Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because our Class A Ordinary Shares and ADSs are currently held by less than 300 persons, we were eligible to voluntarily suspend our reporting obligations prior to the Offer and will continue to be eligible for suspension of our reporting obligations immediately after the completion of the Offer. We are currently considering, and may decide, to suspend our reporting obligations under the Exchange Act following the completion of this Offer. As a result, if we decide to suspend our reporting obligations with the SEC, we would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, we would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports. See Section 2.

How many ADSs will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to 5,000,000 ADSs in the Offer or a lower amount depending on the number of ADSs properly tendered and not properly withdrawn pursuant to the Offer.

We expressly reserve the right to purchase additional ADSs in the Offer, subject to applicable law. The Offer is not conditioned on any minimum number of ADSs being tendered. The Offer is, however, subject to certain other conditions, including the Financing Condition (as defined below). See Section 6. In accordance with the rules of the SEC, if more than 5,000,000 ADSs are properly tendered in the Offer and not properly withdrawn, we may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without extending the Offer. See Section 1.

What will be the purchase price for the ADSs and what will be the form of payment?

The purchase price for the ADSs will be $3.00 per ADS (the “Purchase Price”), which represents a 45.3% premium over the $2.065 closing price of our ADSs as reported by the Pink Limited Market on September 2, 2025, the last trading day before we commenced the Offer.

If we purchase your ADSs in the Offer, we will pay you the Purchase Price in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the ADS Depositary, less any applicable withholding taxes, and without interest, promptly after the Expiration Time (as defined below). Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their ADSs. See Section 7.

How will we pay for the ADSs?

We plan to fund any purchase of the ADSs pursuant to the Offer, including the related fees and expenses, using cash on hand and funds borrowed by Moatable in a debt financing (the “Financing”) that is expected to result in the receipt of gross proceeds (before expenses) by Moatable of no less than $9.75 million.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the ADSs to be approximately $15.0 million. We also expect to incur approximately $1.2 million in fees and expenses related to the Offer and the Financing. The Offer is conditioned upon the closing of a Financing that results in the receipt of gross proceeds (before expenses) by Moatable of no less than $9.75 million (such condition, the “Financing Condition”), meaning that if the Financing Condition does not occur, we will not be required to close the Offer. The Financing is currently expected to close and fund at least five business days prior to the Expiration Time. If the Financing Condition has not been satisfied at least five business days prior to the Expiration Time, we plan to amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary. See Sections 7 and 9.

How long do I have to tender my ADSs?

You may tender your ADSs until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2025, unless we extend or terminate the Offer (such date and time, as they may be extended, the “Expiration Time”). When used together with a specific time, the term Expiration Time refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 13.

Beneficial owners holding their ADSs through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your ADSs to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Time for the Offer, we will delay the acceptance of any ADSs that have been tendered. See Section 13. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 6.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. If we extend the Offer, you may withdraw your ADSs until the Expiration Time, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 13.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered ADSs depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Time, including:

•	the Financing Condition shall have been satisfied at least five business days prior to the Expiration Time;

•	there has not been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

o	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the ADSs pursuant to the Offer or otherwise relates in any manner to the Offer;

o	make the acceptance for payment of, or payment for, some or all of the ADSs illegal or otherwise restrict or prohibit consummation of the Offer;

o	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the ADSs to be purchased pursuant to the Offer; or

o	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the ADSs pursuant to the Offer;

•	none of the following has occurred:

o	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market;

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the People’s Republic of China (“PRC”), whether or not mandatory;

o	the commencement of war, armed hostilities or other similar national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease or an act of terrorism, directly or indirectly involving the United States, on or after the date hereof;

o	any material escalation of any war or armed hostilities which had commenced prior to the date hereof;

o	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or PRC;

o	any change in the general political, public health, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in our securities;

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

o	any default by the U.S. government on its debt;

o	a failure at a financial institution with which we maintain funds, causing us to lose access to such funds; or

o	a decrease of more than 10% in the market price of our ADSs measured from the close of trading on September 2, 2025, the last trading day before we commenced the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Time, or a decrease of more than 10% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case, measured from the close of trading on September 2, 2025;

•	we shall not have learned that:

o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs), whether through the acquisition of shares or ADSs, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to the date hereof);

o	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to the date hereof, has acquired or proposes to acquire, whether through the acquisition of shares or ADSs, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of the outstanding Class A Ordinary Shares (including Class A Ordinary Shares represented by ADSs);

o	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the securities, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o	any change or changes have occurred in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

o	any approval, permit, authorization, favorable review or consent of any governmental entity or other authority or any third party consent or notice required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

o	the consummation of the Offer and the purchase of the ADSs will constitute a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 under the Exchange Act.

If any of the conditions in Section 6 are not satisfied, we may:

•	terminate the Offer and return all tendered ADSs to the tendering securityholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the ADSs until the expiration of the Offer as so extended;

•	waive the condition or conditions and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the ADSs properly tendered and not properly withdrawn prior to the Expiration Time, subject to proration; or

•	delay acceptance for payment or payment for ADSs, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

If we waive any of the conditions described above, we may be required to extend the Expiration Time.

For a more detailed discussion of these and other conditions to the Offer, please see Section 6.

How do I tender my ADSs?

If you want to tender all or any portion of your ADSs, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, at the end of the day on September 30, 2025 (unless the Offer is extended):

•	if your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your ADSs for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•	if you hold ADSs in book-entry form as a registered holder, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Citibank, N.A., the Tender Agent for the Offer, at one of the addresses shown on the back cover of this Offer to Purchase;

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your ADSs according to the procedures for book-entry transfer described in Section 3;

•	if you are a holder of Class A Ordinary Shares, subject to the terms and conditions set forth in that certain Deposit Agreement, dated as of May 4, 2011, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 6, 2017 and as amended by Amendment No. 2 to Deposit Agreement, dated as of January 9, 2020 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the ADS Depositary, and all Holders and Beneficial Owners (each as defined in the Deposit Agreement) of ADSs issued thereunder, you may deposit your Class A Ordinary Shares with Citibank, N.A., the Company’s ADS depositary, in exchange for ADSs, and tender any of the ADSs in accordance with the Offer; or

•	if you are a holder of vested options, you may exercise your vested options and receive Class A ordinary shares, which you may deposit with Citibank, N.A., the Company’s ADS depositary, in exchange for ADSs, and tender any of the ADSs issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Time to receive your ADSs in order to tender. An exercise of an option cannot be revoked even if ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

This Offer is for ADSs. Tender of any other securities, including Class A Ordinary Shares or vested options without following the procedures noted above, will not be accepted and returned to the tendering securityholders at our expense promptly after the expiration or termination of the Offer. If applicable, please provide yourself sufficient time to complete the process to deposit your Class A Ordinary Shares with Citibank, N.A., as ADS Depositary, in exchange for ADSs. Please be advised that the ADS Depositary will close its books to ADS issuances five (5) business days prior to the Expiration Time. Accordingly, if you are a holder of Class A Ordinary Shares and you wish to receive the corresponding ADSs to participate in the Offer, you must deposit your Class A Ordinary Shares with the ADS Depositary at least five (5) business days prior to Expiration Time.

We are not making the Offer to, and will not accept any tendered ADSs from, securityholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to securityholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

If I am a holder of Class A Ordinary Shares or vested share options, how do I participate in the Offer?

If you are a holder of Class A Ordinary Shares, you may tender your Class A Ordinary Shares only if and to the extent that, subject to the terms and conditions set forth in the Deposit Agreement, you first deposit such Class A Ordinary Shares with, and pay the applicable issuance fees in accordance with the terms of the Deposit Agreement to, the ADSs Depositary in exchange for the issuance, by the ADS Depositary, of the corresponding ADSs. Please be advised that any deposit of Class A Ordinary Shares shall also require Company consent to be delivered to the ADS Depositary prior to issuance of the corresponding ADSs. Please provide yourself sufficient time to complete the process to deposit your Class A Ordinary Shares with Citibank, N.A., as ADS Depositary, in exchange for ADSs. Please be advised that the ADS Depositary will close its books to ADS issuances five (5) business days prior to the Expiration Time. Accordingly, if you are a holder of Class A Ordinary Shares and you wish to receive the corresponding ADSs to participate in the Offer, you must deposit your Class A Ordinary Shares with the ADS Depositary at least five (5) business days prior to Expiration Time. If you are a holder of vested share options, you may exercise your vested options and receive Class A Ordinary Shares, which you may deposit with Citibank, N.A., the Company’s ADS depositary, in exchange for ADSs. You must exercise your options, and exchange your Class A Ordinary Shares, as applicable, sufficiently in advance of the Expiration Time to receive your ADSs in time to tender them. An exercise of an option cannot be revoked even if ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

Can I conditionally tender my ADSs?

No. You may not tender ADSs subject to the condition that a specified minimum number of your ADSs tendered pursuant to a Letter of Transmittal must be purchased if any ADSs tendered are purchased.

Once I have tendered ADSs in the Offer, may I withdraw my tendered ADSs?

Yes. You may withdraw any ADSs you have tendered at any time before 12:00 midnight, New York City time, at the end of the day on September 30, 2025, or any later time and date to which the Offer may be extended, in which case you may withdraw your ADSs until the Expiration Time, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, at the end of the day on October 30, 2025, the completion of the 40th business day following the commencement of the Offer. See Section 4.

How do I withdraw ADSs I previously tendered?

If you are a registered holder of ADSs, to properly withdraw your ADSs, you must deliver on a timely basis a written notice of your withdrawal to the Tender Agent at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs. Some additional requirements apply if your ADSs have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold ADSs through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

In what order will you purchase the tendered ADSs?

If the terms and conditions of the Offer have been satisfied or waived and 5,000,000 ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all of the ADSs properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if more than 5,000,000 ADSs, or such greater number of ADSs as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered and not properly withdrawn ADSs in the following order of priority:

•	First, all ADSs owned in “odd lots” (less than 100 ADSs), all of which have been properly tendered and not properly withdrawn prior to the Expiration Time.

•	Second, all other tendered ADSs that have been properly tendered and not properly withdrawn prior to the Expiration Time on a pro rata basis with appropriate adjustments to avoid purchases of fractional ADSs, as described below. Such proration will apply to all securityholders without priority. If proration of tendered ADSs is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Subject to adjustment to avoid the purchase of fractional ADSs, proration for each beneficial owner tendering ADSs will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by the beneficial owner to the total number of ADSs properly tendered and not properly withdrawn by all securityholders. See Section 1.

Because of the proration and “odd lot” priority provisions described above, we may not purchase all of the ADSs that you tender even if you properly tender them. See Section 1.

Subject to applicable laws, we may elect to purchase more than 5,000,000 ADSs in the Offer. If we do so, the preceding provisions will apply to the greater number of ADSs to be purchased by us.

If I own fewer than 100 ADSs and I tender all of them, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 ADSs in the aggregate, you properly tender all of these ADSs prior to the Expiration Time (and do not properly withdraw such ADSs) and you complete the section entitled “Odd Lots” in the Letter of Transmittal, and all conditions to the Offer are satisfied or waived, we will purchase or cause to be purchased all of your ADSs without subjecting them to proration. See Section 1.

What is Moatable’s Board of Directors’ position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, our executive officers, the Tender Agent, the Information Agent or the Dealer Manager makes any recommendation to you as to whether you should tender or refrain from tendering your ADSs. We cannot predict how our ADSs will trade after the Expiration Time, and it is possible that our ADS price will trade above the Purchase Price after the Expiration Time. You must make your own decision as to whether to tender your ADSs and, if so, how many ADSs to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your ADSs with your broker or other financial or tax advisors.

Do Moatable’s directors or executive officers intend to tender their shares in the Offer?

As of August 27, 2025, Mr. Joseph Chen, our Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B ordinary shares, par value $0.001 per share (“Class B Ordinary Shares”), which represents all of our outstanding Class B Ordinary Shares. Mr. Chen has informed us that he does not intend to participate in this Offer. Our other directors and executive officers are entitled to participate in the Offer on the same basis as all other securityholders and certain of our directors and executive officers may tender ADSs in the Offer. The equity ownership of our directors and executive officers who do not tender their ADSs in the Offer, including Mr. Chen, will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer.

What will happen if I do not tender my ADSs?

Securityholders who decide not to tender will own a greater percentage interest in the Company’s outstanding equity following the consummation of the Offer, assuming that at least some ADSs are purchased pursuant to the Offer. See Section 2.

When and how will you pay me for the ADSs I tender?

We will pay the Purchase Price to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the ADS Depositary, less any applicable withholding taxes, and without interest, for the ADSs we purchase promptly after the Expiration Time. We do not expect to announce the final results of any proration and to begin paying for tendered ADSs until after the Expiration Time. We will pay for the ADSs accepted for purchase by depositing the aggregate purchase price with the Tender Agent as promptly as practicable after the Expiration Time. The Tender Agent will act as your agent and will transmit to you the payment for all of your ADSs accepted for payment. See Section 1 and Section 5.

What is the recent market price of the ADSs, each representing 45 Class A Ordinary Shares?

On September 2, 2025, one trading day before the commencement of the Offer, the closing price of the ADSs as reported by the Pink Limited Market was $2.065 per ADS. You are urged to obtain current market quotations for the ADSs before deciding whether to tender your ADSs. See Section 7.

Will I have to pay brokerage commissions if I tender my ADSs?

If you are a registered securityholder and you tender your ADSs directly to the Tender Agent, you will not incur any brokerage commissions. If you hold ADSs through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. Securityholders who tender ADSs will be required to pay a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A. See the Introduction and Section 3.

Will I have to pay share transfer tax if I tender my ADSs?

If you instruct the Tender Agent in the Letter of Transmittal to make the payment for the ADSs to the registered holder, you will not incur any share transfer tax. If you give special instructions to the Tender Agent in connection with your tender of ADSs, then share transfer taxes may apply. See Section 5.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ADSs as contemplated by the Offer. Should any such approval or other action or notice filings be required, we presently contemplate that we will seek that approval or other action and make or cause to be made such notice filings. We cannot predict whether we will be required to delay the acceptance for payment of or payment for ADSs tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for ADSs are subject to the satisfaction of certain conditions. See Sections 7 and 12.

What are the U.S. federal income tax consequences if I tender my ADSs?

Generally, if you are a U.S. Holder (as defined in Section 12), your receipt of cash from us in exchange for the ADSs you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered ADSs generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the ADSs purchased by us or as a distribution from us in respect of ADSs. U.S. Holders could be subject to adverse tax consequences upon the disposition of ADSs as a result of our “passive foreign investment company” (PFIC) status. Please see Section 12 for a more detailed discussion on the tax treatment of the Offer to U.S. Holders, including the consequences to U.S. Holders as a result of our PFIC status. All securityholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

Who should I contact with questions about the Offer?

The Information Agent can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Manager is Needham & Company, LLC. Their contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” “may,” “will,” “should, “would,” “could,” “seek” and similar expressions are forward-looking statements based on management’s current expectations. Examples of forward-looking statements in this Offer to Purchase include those regarding our ability to complete the Offer on the timelines anticipated, our belief that the Offer reflects our confidence in the Company’s future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value, our ability to satisfy the Financing Condition, the sufficiency of our financial resources and working capital after the Offer, the Offer not being expected to preclude us from pursuing other business opportunities, our financial position or future liquidity needs, and our future cash requirements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We operate in an evolving environment and new risk factors and uncertainties may emerge from time to time. It is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this annual report will prove to be accurate. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and our other filings with the SEC. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

RISKS TO NON-TENDERING SECURITYHOLDERS

The Offer presents potential risks and disadvantages to the Company and our continuing securityholders. In addition to the risk factors disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which we incorporate into this Offer to Purchase by reference, you should consider the following risks before deciding whether to tender your ADSs in the Offer.

As the market price of our ADSs is no longer quoted on a national exchange, the market price of our ADSs and our reputation may be negatively impacted and our ability to raise future capital may be impaired. In addition, our Board of Directors may decide to deregister our ADSs, which would suspend our SEC reporting requirements.

On April 19, 2024, the ADSs were delisted from the New York Stock Exchange. The ADSs are currently quoted on the Pink Limited Market under the symbol “MTBLY”. As of August 27, 2025, our Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because our Class A Ordinary Shares and ADSs are currently held by less than 300 persons, we were eligible to voluntarily suspend our reporting obligations prior to the Offer and will continue to be eligible for suspension of our reporting obligations immediately after the completion of the Offer. We are currently considering, and may decide, to suspend our reporting obligations under the Exchange Act, following the completion of the Offer. As a result, if we decide to suspend our reporting obligations with the SEC, we would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, we would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports.

As a result, if we decide to suspend our reporting obligations with the SEC, investors would have significantly less information about the Company and may find it more difficult to dispose of or obtain accurate quotations as to the market value of the Company’s ADSs. In addition, we expect there would be a substantial decrease in the liquidity in the ADSs and that the ability of securityholders to sell the Company’s securities in the secondary market would be materially limited. Further, the market’s interpretation of the Company’s motivation for “going dark” could vary from cost savings, to negative changes in the Company’s prospects, to serving insider interests, all of which may affect the overall price and liquidity of the Company’s ADSs and its ability to raise capital on terms acceptable to the Company or at all.

Mr. Joseph Chen, our Chairman and Chief Executive Officer, owns approximately 87.1% of the combined voting power in the Company and he does not intend to participate in the Offer. As a result, Mr. Chen’s ownership percentage will increase if the Offer is completed.

As of August 27, 2025, Mr. Joseph Chen, our Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B Ordinary Shares, which represents all of our outstanding Class B Ordinary Shares. Mr. Chen has informed us that he does not intend to participate in this Offer. The equity ownership of Mr. Chen will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer. Thus, the Offer, if completed, will likely increase the relative voting power of Mr. Chen.

Future sales of ADSs not purchased by us in the Offer may be made on terms more or less favorable than the Offer.

Securityholders who do not tender their ADSs pursuant to the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial tender of ADSs or proration will continue to be owners of our ADSs. As a result, if we complete the Offer, those securityholders will likely realize a proportionate increase in their relative equity interest in the Company. Securityholders may be able to sell non-tendered ADSs in the future in the open market, or otherwise, at a net price significantly higher or lower than the Purchase Price. We can give no assurance as to the price at which a securityholders may be able to sell ADSs in the future.

We may in the future make additional repurchases of ADSs, either in the open market, through public or privately-negotiated transactions, through our existing or future share repurchase programs, in additional tender offers, or otherwise. Any such additional repurchases may be on the same terms or on terms that are more favorable or less favorable to securityholders than the terms of the Offer. However, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any ADSs, other than pursuant to the Offer, until the expiration of at least ten business days after the expiration or earlier termination of the Offer.

INTRODUCTION

To the holder of the American Depositary Shares of Moatable:

We invite our securityholders to tender up to 5,000,000 American depositary shares (the “ADSs”) of the Company, each representing 45 Class A Ordinary Shares, par value $0.001 per share (“Class A Ordinary Shares”), for purchase by us at a price of $3.00 per ADS (the “Purchase Price”) net to the seller in cash, less a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer that will be paid to Citibank, N.A., the Company’s ADS depositary (the “ADS Depositary”), less any applicable withholding taxes, and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

The Offer will expire at 12:00 midnight, New York City time, at the end of the day on September 30, 2025, unless the Offer is extended or terminated by us (the “Expiration Time”).

Upon the terms and subject to the conditions of the Offer, if more than 5,000,000 ADSs are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all ADSs properly tendered and not properly withdrawn prior to the Expiration Time in the following order of priority:

•	First, all ADSs owned in “odd lots” (less than 100 ADSs), all of which have been properly tendered and not properly withdrawn prior to the Expiration Time.

•	Second, all other tendered ADSs that have been properly tendered and not withdrawn prior to the Expiration Time on a pro rata basis with appropriate adjustments to avoid purchases of fractional ADSs, as described below. Such proration will apply to all securityholders without priority. If proration of tendered ADSs is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Subject to adjustment to avoid the purchase of fractional ADSs, proration for each beneficial owner tendering ADSs will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by the beneficial owner to the total number of ADSs properly tendered and not properly withdrawn by all securityholders. See Section 1.

We may not purchase all of the ADSs properly tendered because of proration and “odd lot” priority provisions described in this Offer to Purchase.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of ADSs sought in the Offer, subject to applicable law. See Section 1.

If you are a holder of Class A Ordinary Shares, you may tender your Class A Ordinary Shares only if and to the extent that, subject to the terms and conditions set forth in that certain Deposit Agreement, dated as of May 4, 2011, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 6, 2017 and as amended by Amendment No. 2 to Deposit Agreement, dated as of January 9, 2020 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the ADS Depositary, and all Holders and Beneficial Owners (each as defined in the Deposit Agreement) of ADSs issued thereunder, you first deposit such Class A Ordinary Shares with, and pay the applicable issuance fees in accordance with the terms of the Deposit Agreement to, the ADSs Depositary in exchange for the issuance, by the ADS Depositary, of the corresponding ADSs. Please be advised that any deposit of Class A Ordinary Shares shall also require Company consent to be delivered to the ADS Depositary prior to issuance of the corresponding ADSs. Please provide yourself sufficient time to complete the process to deposit your Class A Ordinary Shares with Citibank, N.A., as ADS Depositary, in exchange for ADSs. Please be advised that the ADS Depositary will close its books to ADS issuances five (5) business days prior to the Expiration Time. Accordingly, if you are a holder of Class A Ordinary Shares and you wish to receive the corresponding ADSs to participate in the Offer, you must deposit your Class A Ordinary Shares with the ADS Depositary at least five (5) business days prior to Expiration Time.

If you are a holder of vested options, you may exercise your vested options and receive Class A ordinary shares, which you may deposit with Citibank, N.A., the Company’s ADS depositary, in exchange for ADSs, and tender any of the ADSs issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Time to receive your ADSs in order to tender. An exercise of an option cannot be revoked even if ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

The Offer is not conditioned on any minimum number of ADSs being tendered. The offer is, however, subject to certain other conditions, including the Financing Condition (as defined below). See Section 6.

Our board of directors has authorized us to make the Offer. However, none of the Company, the members of our board of directors, our executive officers, Georgeson LLC, the information agent for the Offer (the “Information Agent”), Citibank, N.A., the tender agent for the Offer (the “Tender Agent”), or Needham & Company, LLC, the dealer manager for the offer (the “Dealer Manager”), makes any recommendation to you as to whether you should tender or refrain from tendering your ADSs. We cannot predict how our ADSs will trade after the Expiration Time, and it is possible that our ADS price will trade above the Purchase Price after the Expiration Time. You must make your own decision as to whether to tender your ADSs and, if so, how many ADSs to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your ADSs with your broker or other financial tax advisors.

Mr. Joseph Chen, our Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B ordinary shares, $0.001 par value (“Class B Ordinary Shares”), which represents all of our outstanding Class B Ordinary Shares. Mr. Chen has informed us that he does not intend to participate in this Offer. Our other directors and executive officers are entitled to participate in the Offer on the same basis as all other securityholders and certain of our directors and executive officers may tender ADSs in the Offer. The equity ownership of our directors and executive officers who do not tender their ADSs in the Offer, including Mr. Chen, will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer. See Section 10.

As of August 27, 2025, we had 566,747,278 Class A Ordinary Shares outstanding (including 12,369,955 ADSs, representing 556,647,975 Class A Ordinary Shares) and 170,258,970 Class B Ordinary Shares outstanding. Each Class B Ordinary Share is convertible into one Class A Ordinary Share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share. Subject to certain exceptions, our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders. If the Offer is fully subscribed, we would have approximately 341,747,278 Class A Ordinary Shares (including 7,369,955 ADSs, representing 331,647,975 Class A Ordinary Shares) outstanding immediately following the purchase of ADSs tendered in the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer. The actual number of Class A Ordinary Shares (including in the form of ADSs) outstanding immediately following completion of the Offer will depend on the number of ADSs tendered and purchased in the Offer.

Our ADSs are traded over-the-counter and quoted on the Pink Limited Market under the trading symbol “MTBLY.” On September 2, 2025, the last full trading day prior to the printing of the Offer to Purchase and the commencement of the Offer, the closing price of the ADSs was $2.065 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their ADSs. See Section 7 and Section 9.

As of August 27, 2025, our Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because our Class A Ordinary Shares and ADSs are currently held by less than 300 persons, we were eligible to voluntarily suspend our reporting obligations prior to this Offer and will continue to be eligible for suspension of our reporting obligations immediately after the completion of this Offer. We are currently considering, and may decide, to suspend our reporting obligations under the Exchange Act, following the completion of this Offer. As a result, if we decide to suspend our reporting obligations with the SEC, we would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, we would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports. See Section 2.

We will pay reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Tender Agent. See Section 14.

Our principal executive offices are located at 45 West Buchanan Street, Phoenix, Arizona, 85003, United States of America and our phone number is +1 (623) 473-5749.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE OFFER

1.             Number of ADSs; Purchase Price; Proration.

Upon the terms and subject to the conditions of the Offer, if 5,000,000 ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase all ADSs properly tendered and not properly withdrawn.

The term “Expiration Time” means 12:00 midnight, New York City time, at the end of the day on September 30, 2025, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Time refers to the date on which the Offer expires. See Section 13 for a description of our right to extend, delay, terminate or amend the Offer.

We will only purchase ADSs properly tendered and not properly withdrawn. However, because of proration and “odd lot” priority provisions described in this Offer to Purchase, we may not purchase all of the ADSs tendered if more than 5,000,000 ADSs are properly tendered and not properly withdrawn. In the event of an over-subscription of the Offer, ADSs properly tendered prior to the Expiration Time will be subject to proration and “odd lot” priority, as described below. The proration period and withdrawal rights also expire on the Expiration Time. We will return all ADSs tendered and not purchased pursuant to the Offer, including ADSs not purchased because of proration and “odd lot” priority provisions, to the tendering securityholders at our expense as promptly as practicable following the Expiration Time.

We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of ADSs sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than 5,000,000 ADSs are tendered in the Offer, we may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without extending the Offer. However, if we purchase an additional number of ADSs in excess of 2% of the outstanding ADSs, we will amend and extend the Offer to the extent required by applicable law. See Section 13.

Throughout the Offer, certain information relating to the trading price of our ADSs shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, by press release as promptly as practicable after it has been determined. Such press release will also be filed as amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the SEC relating to the Offer. We do not expect to announce the final results of any proration and to begin paying for tendered ADSs until after the Expiration Time.

The Offer is not conditioned on any minimum number of ADSs being tendered. The offer is, however, subject to certain other conditions, including the Financing Condition (as defined below). See Section 6.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and 5,000,000 ADSs or less are properly tendered and not properly withdrawn prior to the Expiration Time, we will buy all of the ADSs properly tendered and not properly withdrawn.

Upon the terms and subject to the conditions of the Offer, if more than 5,000,000 ADSs, or such greater number of ADSs as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase properly tendered and not properly withdrawn ADSs in the following order of priority:

•	First, all ADSs owned in “odd lots” (less than 100 ADSs), all of which have been properly tendered and not properly withdrawn prior to the Expiration Time.

•	Second, all other tendered ADSs that have been properly tendered and not withdrawn prior to the Expiration Time on a pro rata basis with appropriate adjustments to avoid purchases of fractional ADSs, as described below. Such proration will apply to all securityholders without priority. If proration of tendered ADSs is required, we will determine the proration factor as promptly as practicable following the Expiration Time. Subject to adjustment to avoid the purchase of fractional ADSs, proration for each beneficial owner tendering ADSs will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by the beneficial owner to the total number of ADSs properly tendered and not properly withdrawn by all securityholders. See Section 1.

The preliminary results of any proration will be announced by press release as promptly as practicable following the Expiration Time. However, because of the difficulty in determining the number of ADSs properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any ADSs purchased pursuant to the Offer until after the Expiration Time. After the Expiration Time, securityholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 12, the number of ADSs that we will purchase from a securityholder under the Offer may affect the U.S. federal income tax consequences to that securityholder and, therefore, may be relevant to a securityholder’s decision whether or not to tender ADSs.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of ADSs and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our securityholder list with respect to the ADSs or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of ADSs.

As a result of the foregoing priorities applicable to the purchase of ADSs tendered, it is possible that fewer than all ADSs tendered by a securityholder will be purchased or that none of those ADSs will be purchased even though those ADSs were properly tendered.

As we noted above, we may elect to purchase more than 5,000,000 ADSs in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of ADSs.

Odd Lots

The term “odd lots” means all ADSs properly tendered prior to the Expiration Time at the Purchase Price, and not properly withdrawn, by any person who held or beneficially owned a total of fewer than 100 ADSs and, if applicable, so certified in the appropriate place on the Letter of Transmittal (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all ADSs owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered ADSs. This preference is not available to partial tenders or registered holders or beneficial owners of 100 or more ADSs in the aggregate, even if these holders have separate accounts representing fewer than 100 ADSs. If you are a registered holder of ADSs, by tendering in the Offer, an Odd Lot Holder who tenders such ADSs directly to the Tender Agent would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their ADSs in market transactions. Odd Lot Holders who hold ADSs in registered form and who wish to tender all of their ADSs pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal.

Proration

If proration of tendered ADSs is required, we will determine the proration for each securityholder tendering ADSs, if any, as promptly as practicable following the Expiration Time. Proration for each securityholder tendering ADSs (other than Odd Lot Holders) will be based on the ratio of the number of ADSs properly tendered and not properly withdrawn by such securityholder to the total number of ADSs properly tendered and not properly withdrawn by all securityholders (other than Odd Lot Holders), any adjustment to avoid the purchase of fractional ADSs (with respect to which we will round down to the nearest ADS, as applicable, to avoid the purchase of a fractional ADSs) and the terms and conditions of the Offer. Due to the difficulty in determining the number of ADSs properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration for each securityholder or commence payment for any ADSs purchased pursuant to the Offer until after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. After the Expiration Time, securityholders may obtain preliminary proration information from the Tender Agent and also may be able to obtain the information from their brokers.

As described in Section 12, the number of ADSs that we will purchase from a securityholder pursuant to the Offer may affect the U.S. federal income tax consequences to the securityholder of the purchase and, therefore, may be relevant to a securityholder’s decision whether to tender ADSs.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our securityholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of ADSs.

2.             Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals.

Purpose of the Offer.

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price of our ADSs. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company’s future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our securityholders with the opportunity to tender all or a portion of their ADSs and thereby receive a return of some or all of their investment if they so elect. The Offer may also provide our securityholders with an efficient way to sell their ADSs without incurring brokerage fees or commissions associated with open market sales. In addition, if we complete the Offer, securityholders who do not participate in the Offer and securityholders who otherwise retain an equity interest in the Company as a result of a partial tender of ADSs or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 10.

Our Board of Directors has approved the Offer. In considering the Offer, our management and our Board of Directors took into account our cash position, business operations, future outlook, acquisition strategy, existing and anticipated capital structure and a variety of alternatives for using our financial resources, and concluded that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company’s future prospects and is an efficient means of returning capital to securityholders and increasing long-term securityholder value. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Tender Agent or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your ADSs. You must make your own decision as to whether to tender your ADSs and, if so, how many ADSs to tender.

After the completion or termination of the Offer, we may purchase additional ADSs in the open market subject to market conditions. We may also purchase ADSs in private transactions, exchange offers, or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to securityholders, as the case may be, than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act, generally prohibits us and our affiliates from purchasing any ADSs, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the ADSs, the results of the Offer, our business and financial position and general economic and market conditions. The Offer is in addition to, and does not constitute a part of, our existing $15.0 million share repurchase program, of which approximately $3.1 million remains available to repurchase as of August 27, 2025. We have suspended our repurchase program during this Offer and for ten business days after completion of this Offer.

Certain Effects of the Offer.

As of August 27, 2025, we had 566,747,278 Class A Ordinary Shares outstanding (including 12,369,955 ADSs, representing 556,647,975 Class A Ordinary Shares) and 170,258,970 Class B Ordinary Shares outstanding. Each Class B Ordinary Share is convertible into one Class A Ordinary Share. Holders of Class A Ordinary Shares and Class B Ordinary Shares have the same rights except for voting and conversion rights. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share. Subject to certain exceptions, our Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all matters submitted to a vote of our shareholders. Mr. Joseph Chen, our Chairman and Chief Executive Officer, beneficially owns 4,891,021 Class A Ordinary Shares, 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs and 170,258,970 Class B Ordinary Shares, which represents all of our outstanding Class B Ordinary Shares. Mr. Chen has informed us that he does not intend to participate in this Offer. Our other directors and executive officers are entitled to participate in the Offer on the same basis as all other securityholders and certain of our directors and executive officers may tender ADSs in the Offer. The equity ownership of our directors and executive officers who do not tender their ADSs in the Offer, including Mr. Chen, will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer. See Section 10.

If the Offer is fully subscribed, we would have approximately 341,747,278 Class A Ordinary Shares (including 7,369,955 ADSs, representing 331,647,975 Class A Ordinary Shares) outstanding immediately following the purchase of ADSs tendered in the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer. The actual number of Class A Ordinary Shares (including in the form of ADSs) outstanding immediately following completion of the Offer will depend on the number of ADSs tendered and purchased in the Offer.

Assuming that at least some ADSs are purchased pursuant to the Offer, securityholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us. These securityholders will also continue to bear the risks associated with owning the ADSs. Securityholders may be able to sell non-tendered ADSs in the future in the over the counter market, or otherwise at a net price significantly higher or lower than the Purchase Price. We can give no assurance as to the price at which a securityholder may be able to sell his or her ADSs in the future.

Our board of directors has authorized us to make the Offer. However, none of the Company, the members of our board of directors, our executive officers, Georgeson LLC, the Information Agent for the Offer, Citibank, N.A., the Tender Agent for the Offer, or Needham & Company, LLC, the Dealer Manager for the offer, makes any recommendation to you as to whether you should tender or refrain from tendering your ADSs. We cannot predict how our ADSs will trade after the Expiration Time, and it is possible that our ADS price will trade above the Purchase Price after the Expiration Time. You must make your own decision as to whether to tender your ADSs and, if so, how many ADSs to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your ADSs with your broker or other financial tax advisors.

We currently intend to cancel and retire ADSs purchased pursuant to the Offer.

Plans and Proposals

As of August 27, 2025, our Class A Ordinary Shares and ADSs were held of record by approximately 147 persons. Because our Class A Ordinary Shares and ADSs are currently held by less than 300 persons, we were eligible to voluntarily suspend our reporting obligations prior to the Offer and will continue to be eligible for suspension of our reporting obligations immediately after the completion of the Offer. We are currently considering, and may decide, to suspend our reporting obligations under the Exchange Act following the completion of the Offer. As a result, if we decide to suspend our reporting obligations with the SEC, we would no longer file periodic reports with the SEC, including, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, we would no longer be subject to the SEC’s requirements to file proxy statements on Schedule 14A or Section 16 ownership reports.

Except as disclosed in the prior paragraph and elsewhere in this Offer to Purchase, or incorporated by reference in this Offer to Purchase, we have no current definitive plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or our subsidiaries’ assets;

•	any material change in our present dividend policy, our indebtedness or capitalization;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, other than grants, issuances and dispositions related share options granted to directors or employees in the ordinary course of business; or

•	any changes in the Company’s memorandum of association or articles of association, in each case as currently in effect, or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase, our management considers from time to time and may undertake or plan actions that relate to or could result in, one or more of the matters listed above. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Securityholders tendering ADSs in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the ADSs resulting from such potential future events.

3.             Procedures for Tendering ADSs.

Proper Tender of ADSs.

For ADSs to be properly tendered pursuant to the Offer, confirmation of:

(i)            a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and all other documents required by the Letter of Transmittal must be received by the Tender Agent at one of its addresses set forth on the back cover of this Offer to Purchase; or

(ii)           a holder’s ADSs must be delivered pursuant to the procedures for book-entry transfer described below (and a properly completed and duly executed Letter of Transmittal), unless an Agent’s Message (as defined below) confirming such delivery is received by the Tender Agent by the Expiration Time.

Securityholders holding their ADSs through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender their ADSs. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. Securityholders who hold ADSs through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs may apply if securityholders tender ADSs through the broker, dealer, commercial bank, trust company or other nominee and not directly to the Tender Agent.

Odd Lot Holders must tender all of their ADSs and, if holding ADSs directly as a registered holder, must also complete the section entitled “Odd Lots” in the Letter of Transmittal, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

The proper tender of ADSs by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions of, the Offer. If a securityholder has previously tendered ADSs and wishes to change the number of ADSs tendered, the securityholder must withdraw all previously tendered ADSs in accordance with the procedures described in Section 4 hereof, and submit a new amended Letter of Transmittal expressing its new instructions with respect to the tender of such securityholder’s ADSs.

Signature Guarantees.

Except as otherwise provided in the next sentence, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder(s) of the ADSs tendered therewith and such holder(s) have not completed the box entitled “Special Issuance Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such ADSs are tendered for the account of an Eligible Institution. See the Instructions to the Letter of Transmittal.

If payment is to be made to a person other than the registered holder, then the Letter of Transmittal must be endorsed or accompanied by an appropriate stock power, signed exactly as the name of the registered holder appears on the security position listing, with the signature guaranteed by an Eligible Institution.

No Guaranteed Delivery.

There is no guaranteed delivery procedure for the tendering of ADSs into the Offer.

Method of Delivery and Other Requirements.

Payment for ADSs tendered and accepted for payment pursuant to the Offer will be made in all cases only after timely receipt by the Tender Agent of:

•	a timely confirmation of the book-entry transfer of the ADSs into the Tender Agent’s account at the Book-Entry Transfer Facility as described below; and

•	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering securityholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. ADSs will be deemed delivered only when actually received by the Tender Agent (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL, MUST BE MADE TO THE TENDER AGENT AND NOT TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE TENDER AGENT AND WILL NOT CONSTITUTE VALID DELIVERY TO THE TENDER AGENT.

Book-Entry Delivery.

The Tender Agent will establish an account with respect to the ADSs for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the ADSs by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer ADSs into the Tender Agent’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. An ADS securityholder accepting the Offer by following the procedures for book-entry transfer does not need to use the Letter of Transmittal unless such securityholder is following the procedures for book-entry transfer with DTC and does not have an accompanying Agent’s Message (as defined below). Although delivery of ADSs may be effected through a book-entry transfer into the Tender Agent’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents may, in any case, be transmitted to and received by the Tender Agent at its address set forth on the back cover of this Offer to Purchase before the Expiration Time. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Tender Agent.

If tender is made by Book-Entry Transfer Facility, the Letter of Transmittal must be delivered by means of Agent’s Message.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Tender Agent and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering the ADSs in the Book-Entry Transfer Facility tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Procedures for Holders of Class A Ordinary Shares.

We are not offering, as part of the Offer, to purchase any outstanding Class A Ordinary Shares or Class B Ordinary Shares. If you are a holder of Class A Ordinary Shares, subject to the terms and conditions set forth in that certain Deposit Agreement, dated as of May 4, 2011, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 6, 2017 and as amended by Amendment No. 2 to Deposit Agreement, dated as of January 9, 2020 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the ADS Depositary, and all Holders and Beneficial Owners (each as defined in the Deposit Agreement) of ADSs issued thereunder, you may tender your Class A Ordinary Shares only if and to the extent that you first deposit such Class A Ordinary Shares with Citibank, N.A., the ADS Depositary, in exchange for ADSs. You must exchange your Class A Ordinary Shares sufficiently in advance of the Expiration Time to receive your ADSs in time to tender them. As a result, please provide yourself sufficient time to complete the process to deposit your Class A Ordinary Shares with Citibank, N.A., as ADS Depositary, in exchange for ADSs. Please be advised that the ADS Depositary will close its books to ADS issuances five (5) business days prior to the Expiration Time. Accordingly, if you are a holder of Class A Ordinary Shares and you wish to receive the corresponding ADSs to participate in the Offer, you must deposit your Class A Ordinary Shares with the ADS Depositary at least five (5) business days prior to Expiration Time.

Procedures for Holders of Share Options.

We are not offering, as part of the Offer, to purchase any outstanding share options, and tenders of share options will not be accepted. Holders of vested share options may exercise such vested options and tender the ADSs received upon exercise in accordance with the Offer. Options must be exercised sufficiently in advance of the Expiration Time in order to have time for the exercise to settle before the ADSs received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if ADSs received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your options, the dates of your option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Return of ADSs not Purchased

If any tendered ADSs are not purchased under the Offer or are properly withdrawn before the Expiration Time, the ADSs will be credited to the appropriate account maintained by, or for, the tendering securityholder in each case without expense to the securityholder.

Determination of Validity; Rejection of ADSs; Waiver of Defects; No Obligation to Give Notice of Defects.

All questions as to the number of ADSs to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any ADSs that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Time, or any defect or irregularity in any tender with respect to any particular ADSs or any particular securityholder (whether or not we waive similar defects or irregularities in the case of other securityholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular securityholder, the same condition will be waived with respect to all securityholders. No tender of ADSs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering securityholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of ADSs. Neither we nor the Dealer Manager, the Tender Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Securityholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.

It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, acting directly or indirectly, to tender ADSs for such person’s own account unless, at the time of tender and at the end of the proration period or period during which ADSs are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of ADSs tendered in (a) ADSs or (b) other securities convertible into or exchangeable or exercisable for ADSs and, upon acceptance of the tender, will acquire the ADSs by conversion, exchange or exercise and (2) will deliver or cause to be delivered the ADSs in accordance with the terms of the Offer. Exchange Act Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of ADSs in accordance with any of the procedures described above will constitute the tendering securityholder’s acceptance of the terms and conditions of the Offer, as well as the tendering securityholder’s representation and warranty to us that (a) the securityholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the ADSs or equivalent securities at least equal to the ADSs being tendered, and (b) the tender of ADSs complies with Rule 14e-4.

A tender of ADSs made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering securityholder has full power and authority to tender, sell, assign and transfer the ADSs tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the ADSs, and the same will not be subject to any adverse claim or right. Any such tendering securityholder will, on request by the Tender Agent or us, execute and deliver any additional documents deemed by the Tender Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the ADSs tendered, all in accordance with the terms of the Offer.

Our acceptance for payment of ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering securityholder and us on the terms and subject to the conditions of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering securityholder and shall not be affected by, and shall survive, the death or incapacity of such tendering securityholder.

U.S. Federal Backup Withholding.

Under the U.S. federal income tax laws, payments to a tendering securityholder may be subject to “backup withholding” at the applicable statutory rate (currently 24%), unless a tendering securityholder:

•	provides a correct taxpayer identification number and any other required information and otherwise complies with applicable requirements of the backup withholding rules; or

•	is an exempt recipient and, when required, demonstrates this fact.

A securityholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service (the “IRS”). To prevent backup withholding on cash payable under the Offer, each securityholder that is a U.S. person (as defined in the instructions to the IRS Form W-9) should provide the Tender Agent (or other applicable withholding agent) with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal. In order to eliminate backup withholding, a securityholder that is not a U.S. person should provide the Tender Agent or other applicable withholding agent with the appropriate IRS Form W-8, attesting to that securityholder’s non-U.S. status or otherwise establishing that such securityholder is exempt from backup withholding. All securityholders should review the discussion in Section 12 regarding tax issues and consult their tax advisor with respect to the tax effects of participating in the Offer.

4.             Withdrawal Rights.

You may withdraw any ADSs you have tendered at any time before the Expiration Time, or any later time and date to which the Offer may be extended, in which case you may withdraw your ADSs until the Expiration Time, as extended. If we have not accepted for payment the ADSs you have tendered to us, you may also withdraw your ADSs at any time after 12:00 midnight, New York City time, at the end of the day on October 30, 2025, the completion of the 40th business day following the commencement of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Tender Agent at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering securityholder; the number of ADSs to be withdrawn; and the name of the registered holder of the ADSs. If ADSs have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a securityholder has used more than one Letter of Transmittal or has otherwise tendered ADSs in more than one group of ADSs, the securityholder may withdraw ADSs using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Tender Agent, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any ADSs properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn ADSs may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

If we extend the Offer, or we are delayed in our purchase of ADSs or are unable to purchase ADSs pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tender Agent may, subject to applicable law, retain tendered ADSs on our behalf, and the ADSs may not be withdrawn except to the extent tendering securityholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for ADSs that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the ADSs tendered promptly after termination or withdrawal of the Offer.

If you hold ADSs through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until the Expiration Time and institutions may be able to process withdrawals of ADSs through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to the Expiration Time. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs and must otherwise comply with the Book-Entry Transfer Facility’s procedures. ADSs can be properly withdrawn only if the Tender Agent receives a written notice of withdrawal directly from the relevant institution that tendered the ADSs through the Book-Entry Transfer Facility.

5.            Purchase of ADSs and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment up to 5,000,000 ADSs (or such greater number as we may elect to purchase, subject to applicable law) that are properly tendered and not properly withdrawn. We may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration and “odd lot” priority provisions of the Offer, ADSs that are properly tendered and not properly withdrawn only when, as and if we give written notice to the Tender Agent of our acceptance of the ADSs for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Time, we will accept for payment and pay the Purchase Price per ADS, as applicable, for all of the ADSs accepted for payment in accordance with the Offer. In all cases, payment for ADSs properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Tender Agent of:

•	a timely confirmation of the book-entry transfer of the ADSs into the Tender Agent’s account at the Book-Entry Transfer Facility; and

•	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer.

We will pay for ADSs purchased pursuant to the Offer by depositing the aggregate purchase price for the ADSs with the Tender Agent, which will act as agent for tendering securityholders for the purpose of receiving payment from us and transmitting payment to the tendering securityholders.

In the event of proration, the Company will determine the proration for each securityholder tendering ADSs and the Tender Agent will pay for those tendered ADSs accepted for payment as promptly as practicable after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any ADSs purchased pursuant to the Offer until after the Expiration Time. ADSs tendered and not purchased, including ADSs not purchased due to proration and “odd lot” priority, in the case of ADSs tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the ADSs, to the tendering securityholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the ADSs, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase ADSs pursuant to the Offer. See Section 6.

We will pay all share transfer taxes, if any, payable on the transfer to us of ADSs purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased ADSs are to be registered in the name of, any person other than the registered holder, or if tendered ADSs are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any share transfer taxes payable on account of the transfer to that person (whether imposed on the registered holder or the other person) may be deducted from such Purchase Price unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 5 of the Letter of Transmittal. In addition, securityholders who tender ADSs will be required to pay for a cash distribution fee of $0.05 per ADS accepted for purchase in the Offer to the ADS Depositary for ADSs tendered and accepted for payment, which the ADS Depositary will deduct from the purchase price received from the Company.

6.            Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any ADSs tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for the ADSs tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the ADSs tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Time, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the ADSs in the Offer:

•	the Financing Condition shall not have been satisfied at least five business days prior to the Expiration Time;

•	there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

o	make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the ADSs pursuant to the Offer or otherwise relates in any manner to the Offer;

o	make the acceptance for payment of, or payment for, some or all of the ADSs illegal or otherwise restrict or prohibit consummation of the Offer;

o	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the ADSs to be purchased pursuant to the Offer; or

o	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the ADSs pursuant to the Offer;

•	there has occurred any of the following:

o	any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market;

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the People’s Republic of China (“PRC”), whether or not mandatory;

o	the commencement or escalation of war, armed hostilities or other similar national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease, an act of terrorism, directly or indirectly involving the United States, on or after the date hereof;

o	any material escalation of any war or armed hostilities which had commenced prior to the date hereof;

o	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States or PRC;

o	any change in the general political, public health, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in our securities;

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

o	any default by the U.S. government on its debt;

o	a failure at a financial institution with which we maintain funds, causing us to lose access to such funds; or

o	a decrease of more than 10% in the market price of our ADSs measured from the close of trading on September 2, 2025, the last trading day before we commenced the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Time, or a decrease of more than 10% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case, measured from the close of trading on September 2, 2025;

•	we learn that:

o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs), whether through the acquisition of shares or ADSs, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to the date hereof);

o	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to the date hereof, has acquired or proposes to acquire, whether through the acquisition of shares or ADSs, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 1% or more of the outstanding Class A ordinary shares (including Class A ordinary shares represented by ADSs);

o	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

o	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the securities, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

o	any change or changes have occurred in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

o	any approval, permit, authorization, favorable review or consent of any governmental entity or other authority or any third party consent or notice required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

o	the consummation of the Offer and the purchase of the ADSs will constitute a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Time, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. However, if any of the conditions referred to above is triggered while the Offer is pending, we will promptly inform securityholders whether we will assert such condition and terminate the Offer, or waive it and continue. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. For example, in the event that the Financing Condition is satisfied or waived less than five business days prior to the Expiration Date, we will, to the extent required by law, extend the tender offer to ensure that at least five business days remain in the tender offer following the satisfaction or waiver of the Financing Condition. Any determination by us concerning the events described above will be final and binding on all parties; provided, however, securityholders are not foreclosed from challenging our determination in a court of competent jurisdiction. See Section 13.

7.            Price Range of ADSs; Dividends.

The ADSs are not listed on any securities exchange, are traded over-the-counter and are quoted on the Pink Limited Market under the trading symbol “MTBLY”. The following table presents the high and low sales prices of the ADSs, each representing 45 Class A Ordinary Shares, for the periods indicated, as reported by the Pink Limited Market.

	High	Low
Year Ended December 31, 2023
First quarter	$2.22	1.13
Second quarter	$1.81	0.87
Third quarter	$1.66	0.98
Fourth quarter	$1.16	0.83
Year Ended December 31, 2024
First quarter	$1.04	0.69
Second quarter	$0.90	0.19
Third quarter	$0.89	0.58
Fourth quarter	$1.68	0.62
Year Ending December 31, 2025
First quarter	$2.58	1.39
Second quarter	$2.95	0.59
Third quarter (through September 2, 2025)	$2.20	1.15

As of October 1, 2025, unless the Expiration Time is extended, you will no longer be a holder of record of the ADSs that are purchased by us under the Offer. Therefore, you will not be eligible for any benefits with respect to such purchased ADSs that inure to holders of record on or after the Expiration Time.

Our Board of Directors declared a special cash dividend of $0.01346 per ordinary share, including Class A Ordinary Share, or $0.6057 per ADS, to all holders of such securities of record as of 5:00 p.m., Eastern Time, on March 17, 2025. The declaration and payment of future dividends on our ordinary shares will be at the sole discretion of our Board of Directors (subject to applicable Cayman Islands law) and will depend on our profitability, the terms of any applicable financing agreements and our financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors the Board of Directors deem relevant. Under our articles of association, our securityholders may by ordinary resolution declare dividends, but no dividend shall exceed the amount recommended by our Board of Directors.

On September 2, 2025, the last full trading day prior to the printing of this Offer to Purchase and the commencement of the Offer, the closing price of the ADSs as reported by the Pink Limited Market was $2.065 per ADS. Securityholders are urged to obtain current market quotations for the ADSs before deciding whether to tender their ADSs.

8.            Source and Amount of Funds.

We plan to fund any purchase of the ADSs pursuant to the Offer, including the related fees and expenses, using cash on hand and funds borrowed by Moatable in a debt financing (the “Financing”) that is expected to result in the receipt of gross proceeds (before expenses) by Moatable of no less than $9.75 million.

Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the ADSs to be approximately $15.0 million. We also expect to incur approximately $1.2 million in fees and expenses related to the Offer and the Financing. The Offer is conditioned upon the closing of a Financing that results in the receipt of gross proceeds (before expenses) by Moatable of no less than $9.75 million (such condition, the “Financing Condition”), meaning that if the Financing Condition does not occur, we will not be required to close the Offer. The Financing is currently expected to close and fund at least five business days prior to the Expiration Time. If the Financing Condition has not been satisfied at least five business days prior to the Expiration Time, we plan to amend the Tender Offer Statement on Schedule TO (the “Schedule TO”) to disclose any material change in our plans with respect to financing the Offer and will provide for any extensions to the Offer that may be necessary.

We will amend this Offer to Purchase upon the closing of a Financing and provide a summary of the material terms of the Financing and the agreements governing such Financing.

9.            Certain Information Concerning the Company; Certain Financial Information.

General

Moatable is an exempted company incorporated under the laws of the Cayman Islands in February 2006. Moatable, together with its consolidated subsidiaries, variable interest entity (“VIE”) and VIE’s subsidiaries, currently operates two U.S. software-as-a-service (“SaaS”) businesses, Lofty (formerly known as “Chime”) (“Lofty”) and Trucker Path (“Trucker Path”). Lofty offers an all-in-one real estate sales acceleration and client lifecycle management platform that allows real estate professionals to obtain and nurture leads, close transactions, and retain their clients. Trucker Path provides trip planning, navigation, freight sourcing, and a marketplace that offers truckers goods and services to operate their businesses. The address of our principal executive offices is 45 West Buchanan Street, Phoenix, Arizona 85003, United States of America.

Historical Financial Information. The information, including financial statements, under (i) Part II, Item 8 “Financial Statements and Supplementary Data” and Part IV, Item 15 “Exhibits, Financial Statement Schedules” in our Annual Report on Form 10-K for the year ended December 31, 2024 and (ii) Part I, Item 1 “Financial Statements” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 is incorporated herein by reference.

Summary Historical Consolidated Financial Data. The following tables set forth our summary historical consolidated financial data for the fiscal years ended December 31, 2023 and 2024 and the six-month periods ended June 30, 2024 and 2025, and our consolidated balance sheet data as of December 31, 2024 and June 30, 2025. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the unaudited condensed consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as incorporated by reference herein under “—Historical Financial Information.” Financial data for the six-month periods ended June 30, 2024 and 2025 and our consolidated balance sheet data as of June 30, 2025 are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. The results of operations for the interim period are not necessarily indicative of the results to be expected for the entire year.

	Six Months Ended June 30,		Year Ended December 31,
STATEMENTS OF OPERATIONS	2024	2025	2023	2024
Revenues:
SaaS revenue	$29,231	$37,195	$51,918	$63,288
Other services	81	81	155	171
Total revenues	29,312	37,276	52,073	63,459
Cost of revenues:
SaaS business	6,744	9,499	11,056	15,005
Other services	72	70	156	144
Total cost of revenues	6,816	9,569	11,212	15,149

Gross profit	22,496	27,707	40,861	48,310

Operating expenses
Selling and marketing	8,962	10,163	19,840	19,324
Research and development	9,013	11,830	18,358	19,101
General and administrative	6,534	6,242	12,599	12,638
Impairment of goodwill	—	—	395	—
Impairment of intangible assets	207	—	1,500	207
Total operating expenses	24,716	28,235	52,692	51,270

Loss from operations	(2,220)	(528)	(11,831)	(2,960)
Other (expense) income, net	(18)	33	2,416	607
Loss from fair value change of a long-term investment	(1,621)	(21)	(7,715)	(1,864)
Impairment of long-term investments without readily determinable fair values	—	—	—	(685)
Interest income	771	453	1,635	1,515
Loss before provision of income tax and loss in equity method investments and non-controlling interest, net of tax	(3,088)	(63)	(15,495)	(3,387)
Income tax expenses	(236)	(841)	6,712	857
Loss before loss in equity method investments and non-controlling interest, net of tax	(3,324)	(904)	(8,783)	(2,530)
Impairment on and income (loss) in equity method investments, net of tax	(298)	245	(2,218)	37
Net loss	$(3,622)	$(659)	$(11,001)	$(2,493)
Less: Net loss attributable to non-controlling interests	(47)	(348)	(919)	(356)
Net loss attributable to Moatable, Inc.	$(3,575)	$(311)	$(10,082)	$(2,137)

	Six Months Ended June 30,		Year Ended December 31,
STATEMENTS OF OPERATIONS	2024	2025	2023	2024
Net loss per share:
Net loss per share attributable to Moatable, Inc. shareholders:
Basic	$(0.005)	$(0.0004)	$(0.011)	$(0.003)
Diluted	$(0.005)	$(0.0004)	$(0.011)	$(0.003)
Weighted average number of shares used in calculating net loss per share attributable to Moatable, Inc. shareholders:
Basic	764,182,360	809,680,136	953,320,487	786,102,911
Diluted	764,182,360	809,680,136	953,320,487	786,102,911

	Six Months Ended June 30,		Year Ended December 31,
STATEMENTS OF COMPREHENSIVE LOSS	2024	2025	2023	2024
Net loss	$(3,622)	$(659)	$(11,001)	$(2,493)

Other comprehensive income (loss), net of tax
Foreign currency translation, net of nil income taxes	(42)	488	(165)	(307)
Net unrealized gain on available-for-sale investments, net of nil income taxes	—	—	—	2
Other comprehensive income (loss)	(42)	488	(165)	(305)
Comprehensive (loss) income	(3,664)	(171)	(11,166)	(2,798)
Less: total comprehensive income (loss) attributable to non-controlling interest	69	(348)	(1,257)	(240)
Comprehensive (loss) income attributable to Moatable, Inc.	$(3,733)	$177	$(9,909)	$(2,558)

	As of
	December 31,	June 30,
BALANCE SHEET DATA	2024	2025
ASSETS
Current assets
Cash and cash equivalents	$26,642	$17,121
Restricted cash	5,280	5,000
Short-term investments	4,980	—
Accounts receivable, net	3,705	4,687
Amounts due from related party	663	672
Prepaid expenses and other current assets, net	2,672	3,060
Total current assets	43,942	30,540
Non-current assets
Property and equipment, net	6,105	6,057
Intangible assets, net	1,927	2,596
Goodwill	2,658	4,995
Long-term investments	13,286	13,510
Right-of-use assets	1,340	1,309
Other non-current assets	210	248
Total non-current assets	25,526	28,715
TOTAL ASSETS	$69,468	$59,255
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,413	$1,767
Accrued expenses and other current liabilities	13,615	14,443
Operating lease liabilities - current	473	535
Amounts due to related party	623	635
Deferred revenue	4,577	4,842
Income tax payable	1,889	1,238
Total current liabilities	23,590	23,460
Non-current liabilities
Operating lease liabilities - non-current	763	739
Deferred tax liabilities	354	386
Other non-current liabilities	—	898
Total non-current liabilities	1,117	2,023
TOTAL LIABILITIES	$24,707	$25,483
Commitments and contingencies (Note 13)	—	—
Shareholders’ equity
Class A ordinary shares, $0.001 par value, 3,000,000,000 shares authorized; 710,414,011 shares issued and 632,894,266 shares outstanding as of December 31, 2024; 726,340,093 shares issued and 646,048,168 shares outstanding as of June 30, 2025	$711	$726
Class B ordinary shares, $0.001 par value, 500,000,000 shares authorized; 170,258,970 shares issued and outstanding as of December 31, 2024 and June 30, 2025; each Class B ordinary share is convertible into one Class A ordinary share	170	170
Treasury stock	(2,929)	(3,015)
Additional paid in capital	784,598	773,535
Accumulated deficit	(720,810)	(721,121)
Statutory reserves	6,712	6,712
Accumulated other comprehensive loss	(9,199)	(8,711)
Total Moatable, Inc. shareholders’ equity	59,253	48,296
Non-controlling interest	(14,492)	(14,524)
Total equity	44,761	33,772
TOTAL LIABILITIES AND EQUITY	$69,468	$59,255

Available Information

We file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, share options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in our Annual Report on Form 10-K, which is filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s website at www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase. You may also go to the Investor Relations section of Company’s website located at https://ir.moatable.com/ to access these reports, statements and other information, including the Schedule TO and related documents.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information that was filed prior to the date of this Offer to Purchase into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on April 15, 2025);

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2025 (filed with the SEC on May 15, 2025) and June 30, 2025 (filed with the SEC on August 15, 2025);

•	Our Current Reports on Form 8-K filed with the SEC on March 5, 2025 (only with respect to the Item 8.01 disclosure therein), April 4, 2025 (only with respect to the Item 4.02 disclosure therein) and May 7, 2025.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. However, were any material changes to occur that would require amendment to the Offer to Purchase, we would amend the Offer to Purchase and any related document(s) to disclose such information.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

The Information Agent for the Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Call Toll-Free Within the United States: (866) 585-6991

From Outside of the United States: (518) 861-3759

10.          Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the ADSs.

ADSs Outstanding. As of August 27, 2025, we had 566,747,278 Class A Ordinary Shares outstanding (including 12,369,955 ADSs, representing 556,647,975 Class A Ordinary Shares) and 170,258,970 Class B Ordinary Shares outstanding. Each Class B Ordinary Share is convertible into one Class A Ordinary Share. The 5,000,000 ADSs that we are offering to purchase hereunder represent approximately 39.7% of the total number of our outstanding Class A Ordinary Shares and approximately 30.5% of our outstanding share capital as of August 27, 2025.

Beneficial Ownership.   The following table sets forth information with respect to the beneficial ownership of our ordinary shares (including Class A Ordinary Shares and Class A Ordinary Shares represented by ADSs), as of August 27, 2025, by:

•	each of our directors and executive officers; and

•	each person known to us to own beneficially more than 5% of our ordinary shares (by number or by voting power).

The calculations in the table below are based on 737,006,248 ordinary shares outstanding as of August 27, 2025, including 566,747,278 Class A Ordinary Shares and 170,258,970 Class B Ordinary Shares. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. In computing the number of ordinary shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Moatable, Inc., 45 West Buchanan Street, Phoenix, Arizona 85003, United States of America. The following table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated, and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Ordinary Shares Beneficially Owned as of August 27, 2025							American Depositary Shares Beneficially Owned as of August 27, 2025***
	Class A Ordinary Share		Class B Ordinary Share		Percentage of total ordinary shares on an as converted basis	Percentage of aggregate voting power**		Number	%
	Number	%	Number	%
Directors and Executive Officers:
Joseph Chen(1)	273,617,566	48.3%	170,258,970	100.00%	60.2%	87.1%		5,971,701	48.3%
Scott Stone	—	—	—	—	—	—		—	—
James Jian Liu(2)	71,814,827	12.7%	—	—	9.7%	3.	2%	1,592,993	12.9%
Grant Moon	888,165	*	—	—	*	*		19,737	*
All directors and executive officers as a group (4 persons)	346,320,558	61.1%	170,258,970	100.00%	70.1%	90.3%		7,584,431	61.3%
5% Shareholder:
Cosmic Giant International Ltd(3)	93,358,710	16.5%	—	—	12.7%	4.1%		2,074,638	16.8%

* Represents beneficial ownership of less than 1%.

** For each person and group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B Ordinary Shares as a single class. In respect of all matters subject to a shareholders’ vote, each Class A Ordinary Share is entitled to one vote, and each Class B Ordinary Share is entitled to ten votes, voting together as one class. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

*** The number of Class A Ordinary Shares represented by the ADSs reported in this column is included in the amount reported in the “Class A Ordinary Share” column of the table.

(1) Consists of (i) 4,891,021 Class A Ordinary Shares, (ii) 268,726,545 Class A Ordinary Shares represented by 5,971,701 ADSs, and (iii) 170,258,970 Class B Ordinary Shares.

(2) Consists of (i) 2 Class A Ordinary Shares; (ii) 71,684,685 Class A Ordinary Shares represented by 1,592,993 ADSs; and (iii) 130,140 Class A Ordinary Shares (represented by 2,892 ADSs) issuable upon vesting of restricted share units held by Mr. Liu within 60 days after August 27, 2025.

(3) Based solely on a Schedule 13G filed on December 18, 2024, of information as of December 9, 2024, and represents 93,358,710 Class A Ordinary Shares beneficially owned by Cosmic Giant International Ltd., a British Virgin Islands company. The address or principal business office of Cosmic Giant International Ltd. is c/o Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Our ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of Class A Ordinary Shares are entitled to one vote per share, while holders of Class B Ordinary Shares are entitled to ten votes per share. We issued Class A ordinary shares represented by our ADSs in our initial public offering in May 2011. Each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time by the holder thereof, while Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B Ordinary Shares by a holder to any person or entity which is not over 50% owned by, or is not a direct family member of, the original holder, such Class B Ordinary Shares shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. Furthermore, if a holder of the Class Ordinary Shares transfers Class B Ordinary Shares to any entities in which the original holder owns over 50% but less than 100%, the number of Class B Ordinary Shares equal to the product of (X) the total number of Class B Ordinary Shares so transferred; and (Y) the difference between 100% and the percentage of ownership held by the original holder in the transferee shall be automatically and immediately converted into an equal number of Class A Ordinary Shares. See Exhibit 4.5 (Description of Registrant’s Securities) to our most recent Annual Report on Form 10-K, which is incorporated herein by reference, for a more detailed description of our Class A Ordinary Shares and Class B Ordinary Shares.

Mr. Chen, Chairman and Chief Executive Officer of Moatable, has informed us that he does not intend to participate in this Offer. Our other directors and executive officers are entitled to participate in the Offer on the same basis as all other securityholders and certain of our directors and executive officers may tender shares in the Offer. The equity ownership of our directors and executive officers who do not tender their shares in the Offer, including Mr. Chen, will proportionally increase as a percentage of our outstanding ordinary shares following the consummation of the Offer. If the Offer is fully subscribed, Mr. Chen will beneficially own approximately 80.1% of our outstanding Class A Ordinary Shares and all of our outstanding Class B Ordinary Shares, which would collectively represent 96.7% of the combined voting power immediately after the Offer.

In addition, after expiration or termination of the Offer, our directors and executive officers may also sell their ADSs, subject to applicable law and applicable policies and practices of the Company, from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our holders of ADSs pursuant to the Offer.

Recent Securities Transactions.   Based on our records and on information provided to us by our directors and executive officers, neither we nor any of our directors or executive officers has effected any transactions involving our ordinary shares or ADSs during the 60 days prior to the date hereof, other than as disclosed in this Offer to Purchase. Except as set forth in our most recent Quarterly Report on Form 10-Q, we did not repurchase Class A Ordinary Shares or the Class A Ordinary Shares in the form of ADSs during the 60 days prior to the date hereof, in connection with our share repurchase program.

Share Repurchase Program.   On November 7, 2022, our Board of Directors authorized a $10.0 million share repurchase program with the objective of increasing shareholder returns. The program took effect on January 16, 2023 and was modified on October 13, 2023 and November 1, 2024. The modified program currently authorizes share repurchases of up to $15.0 million and will expire on December 31, 2026. This Offer is in addition to, and does not constitute part of, our authorized share repurchase program. We have suspended our repurchase program during this Offer and for ten business days after completion of this Offer.

Share Incentive Plans.   Moatable adopted the 2011 Share Incentive Plan, the 2016 Share Incentive Plan, the 2018 Share Incentive Plan and the 2021 Share Incentive Plan (collectively, the “Equity Incentive Plans”), for the purpose of granting nonstatutory stock options and incentive stock options and other types of equity awards to directors, officers and employees in order to provide incentives for future service and retention. In 2020, Lofty and Trucker Path each adopted an equity incentive plan, whereby 150,000 shares of common stock of Lofty (the “2020 Lofty Plan”) and 150,000 shares of common stock of Trucker Path (the “2020 Trucker Path Plan”) were made available for future grant for employees or consultants of Lofty and Trucker Path, respectively, either in the form of incentive share options or restricted shares. In 2021, Lofty and Trucker Path each adopted a 2021 equity incentive plan, whereby 25,000 shares of common stock of Lofty (the “2021 Lofty Plan”) and 25,000 shares of common stock of Trucker Path (the “2021 Trucker Path Plan”) were made available for future grant for employees or consultants of Lofty and Trucker Path, respectively, either in the form of incentive share options or restricted shares.

Compensatory Arrangements with Directors and Executive Officers. See “Part III. Item 11—Executive Compensation” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, for a more detailed description of our compensatory arrangements with our directors and executive officers, including employment agreements with our executive officers, non-employee director compensation and indemnification arrangements.

Other Agreement Involving the Company’s Securities. In regard to our ADSs, we have entered into that certain Deposit Agreement, dated as of May 4, 2011, as amended by Amendment No. 1 to Deposit Agreement, dated as of February 6, 2017 and as amended by Amendment No. 2 to Deposit Agreement, dated as of January 9, 2020 (as amended and supplemented from time to time, the “Deposit Agreement”), by and among the Company, the ADS Depositary, and all Holders and Beneficial Owners (each as defined in the Deposit Agreement) of ADSs issued thereunder. See Exhibit 4.5 (Description of Registrant’s Securities) to our most recent Annual Report on Form 10-K, which is incorporated herein by reference.

The foregoing description of agreements and arrangements involving our securities are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC.

Except as otherwise described or incorporated by reference in this Offer to Purchase, there are no agreements between the Company and any other person with respect to the securities issued by the Company that are material to the Offer. The Company is not aware of any agreements between any Directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Offer.

11.          Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of ADSs as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of ADSs as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of ADSs tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase ADSs if any of the conditions in Section 6 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for ADSs tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any ADSs tendered. See Section 6.

12.          Certain U.S. Federal Income Tax Consequences.

The following discussion describes the principal U.S. federal income tax consequences of the Offer to U.S. Holders (defined below) (and, solely to the extent set forth under the heading “Information Reporting and Backup Withholding” below, Non-U.S. Holders) whose ADSs are properly tendered and accepted for payment pursuant to the Offer. Those securityholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing, temporary and proposed regulations thereunder, published rulings and court decisions, all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion addresses only ADSs held as “capital assets” within the meaning of Section 1221 of the Code (generally property held for investment). This description does not address the U.S. federal estate, gift or other non-income tax considerations, alternative minimum tax considerations, special tax accounting rules under Section 451(b) of the Code, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, in each case relating to participation in the Offer. Furthermore, this discussion does not describe all of the tax consequences that may be relevant to U.S. Holders in light of their particular circumstances, including U.S. Holders subject to special treatment under U.S. tax laws, such as:

•	banks and certain financial institutions;

•	insurance companies;

•	real estate investment trusts or regulated investment companies;

•	dealers or certain traders in securities;

•	tax-exempt entities;

•	persons that hold the shares as part of a “straddle,” constructive sale, conversion transaction or an integrated transaction;

•	persons that own or are deemed to own 10% or more of the shares, by vote or value;

•	persons the “functional currency” of which is not the U.S. dollar for U.S. federal income tax purposes;

•	persons who received ADSs or underlying shares represented by ADSs as compensation;

•	expatriates or former long-term residents of the United States; or

•	S-corporations, partnerships or other entities classified as pass-through entities or arrangements for U.S. federal income tax purposes (or investors therein).

For purposes of this description, a “U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of ADSs that is:

•	a citizen or individual resident of the United States as determined for U.S. federal income tax purposes;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is, for U.S. federal income tax purposes, of beneficial owner of ADSs that is not a U.S. Holder or a partnership or other pass-through entity.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a securityholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding our ADSs should consult their own tax advisors regarding the tax consequences of participating in the Offer.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. This discussion assumes that a U.S. Holder of the ADSs will be treated in this manner.

Each holder of ADSs should consult their tax advisor concerning the U.S. federal, state and local, and non-U.S. tax consequences participating in the Offer in their particular circumstances.

Characterization of the Purchase

Our purchase of ADSs from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its ADSs or as having received a distribution in respect of such ADSs. Our purchase of ADSs pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests — Determination of Sale or Distribution Treatment.

Our purchase of ADSs pursuant to the Offer will be treated as a sale of the ADSs by a U.S. Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the U.S. Holder’s equity interest in the Company;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in the Company; or

•	the receipt of cash by the U.S. Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of ADSs pursuant to the Offer will be treated as a distribution. In determining whether any of the Section 302 tests has been met, a U.S. Holder must take into account not only ordinary shares and ADSs it actually owns, but also ordinary shares and ADSs it constructively owns within the meaning of Section 318 of the Code (including ordinary shares and ADSs that may be acquired through options that it owns or ordinary shares or ADSs held by certain members of the U.S. Holder’s family).

One of the following tests must be satisfied for the disposition of ADSs pursuant to the Offer to be treated as a sale or exchange rather than as a distribution.

Complete Redemption.   The purchase of ADSs pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interest in the Company if, immediately after such purchase, such U.S. Holder owns, actually and constructively, no stock of the Company (including ADSs). In applying the “complete redemption” test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire ordinary shares or ADSs of the Company will be treated as the constructive owner of such equity interests and therefore will not be eligible for “complete redemption” treatment, even if all of such U.S. Holder’s actual ADSs are sold in the transaction.

Substantially Disproportionate.   In general, the purchase of a U.S. Holder’s ADSs pursuant to the Offer will be “substantially disproportionate” as to the U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

Not Essentially Equivalent to a Dividend.   Our purchase of a U.S. Holder’s ADSs pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in the Company, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a securityholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” should consult their tax advisors to determine the possibility of satisfying this test.

We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all of the ADSs actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such ADSs may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s ADSs will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

Treatment as a Dividend or Distribution.

If a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s ADSs, and the U.S. Holder’s tax basis in the purchased ADSs generally will be added to any ADSs retained by such U.S. Holder. Subject to the PFIC rules discussed below, this distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits allocated to the U.S. Holder’s ADSs, as determined under U.S. federal income tax principles. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes.

Dividends received on the ADSs will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at reduced rates. Non-corporate U.S. Holders should consult their tax advisors regarding the availability of these reduced tax rates in their particular circumstances.

Depending on a U.S. Holder’s individual facts and circumstances, the U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on the ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Treatment as a Sale or Exchange.

A U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the ADSs purchased by us pursuant to the Offer and, subject to the PFIC rules discussed below, generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such ADSs. The gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of our purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. See, however, the discussion of the PFIC rules below, which could materially alter this treatment. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations (including the “wash sale” rules under the Code).

A U.S. Holder must calculate gain or loss separately for each block of ADSs (generally, ADSs acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of ADSs it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its ADSs are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as us, will be classified as a PFIC if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. Based upon the nature of our business, the composition of our income and assets and the value of our assets, including goodwill (which is based on the market price of the ADSs), we believe we may have been a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2024, and may be a PFIC for the current taxable year. Whether we were or are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. Such determination is uncertain because, among other things, (i) the total value of our assets may be determined, in part, by reference to our market capitalization from time to time, which may fluctuate considerably and (ii) the characterization of our income and assets as active or passive may depend, in part, on our current and intended future business plans, including how, and how quickly, we use our liquid assets, which are subject to change. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

Our classification as a PFIC could result in adverse tax consequences for U.S. Holders who dispose of their ADSs pursuant to the Offer. Generally, U.S. Holders who do not satisfy one of the Section 302 tests and who are treated as receiving an “excess distribution” on the ADSs (generally, a distribution in excess of 125% of the average annual distributions paid by us in the three preceding taxable years or the U.S. Holder’s holding period, whichever is shorter) will be required to allocate such excess distribution to each day in the U.S. Holder’s holding period. Amounts allocated to the current year or pre-PFIC years will be subject to tax as ordinary income. Amounts allocated to previous tax years during which we were a PFIC (or were treated as a PFIC with respect to the U.S. Holder) will be subject to tax at the highest applicable tax rate for such year plus an interest charge. Any non-excess distribution will be subject to the rules discussed under “Characterization of the Purchase – Treatment as a Dividend or Distribution.” Generally, U.S. Holders who satisfy one of the Section 302 tests and who are treated as selling their ADSs at a gain will be required to treat any such gain as an excess distribution. However, certain elections (including a “mark to market” election) may have been made by U.S. Holders that may mitigate the adverse consequences resulting from PFIC status. The Company does not intend to provide qualified electing fund information to holders of our ADSs. U.S. Holders that have made any such election should consult their tax advisors regarding the tax consequences of the dispositions of ADSs. Certain tax filing and information reporting requirements apply to U.S. Holders who hold and/or dispose of shares of a PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax consequences of disposing of our ADSs pursuant to the Offer, in light of our PFIC status, as well as any resulting filing requirements that may apply.

Information Reporting and Backup Withholding

A U.S. Holder that is considered a “significant holder” within the meaning of U.S. Treasury Regulation Section 1.302-2(b) who exchanges ADSs for cash pursuant to the Offer may be required to comply with the reporting requirements of such regulation. In addition, information reporting requirements will apply to payments made to U.S. Holders, other than certain exempt recipients (such as corporations), who tender their ADSs. Each U.S. Holder will be asked to provide a correct taxpayer identification number and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. See Section 3.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a securityholder will be allowed as a credit against the securityholder’s U.S. federal income tax liability (if any) and may entitle it to a refund, provided that the required information is timely furnished to the IRS. All securityholders should consult their own tax advisors regarding the application of the information reporting and backup withholding provisions under U.S. federal income tax law in his or her particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding under current Treasury Regulations. Certain U.S. Holders who are individuals (or certain specified entities) may be required to report information relating to their ownership of ADSs, unless the ADSs are held in accounts at financial institutions (in which case the accounts may be reportable if maintained by non-U.S. financial institutions). U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to the ADSs.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

13.          Extension of the Offer; Termination; Amendment.

We expressly reserve the right to change the Purchase Price and to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any ADSs by giving oral or written notice of such extension to the Tender Agent and making a public announcement of such extension. During any such extension, all ADSs previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering securityholder to withdraw such securityholder’s ADSs.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any ADSs not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for ADSs or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Tender Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for ADSs that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the ADSs tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price or by increasing or decreasing the number of ADSs sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated as promptly as practicable to securityholders in a manner reasonably designed to inform securityholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of ADSs sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•	we increase or decrease the Purchase Price or the number of ADSs sought in the Offer (but, in the event of an increase, only if we increase the number of ADSs sought by more than 2% of the outstanding ADSs); and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 13, then, in each case, the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC, if more than 5,000,000 ADSs are properly tendered in the Offer, we may increase the number of ADSs accepted for payment in the Offer by no more than 2% of the outstanding ADSs without extending the Offer. See Section 1.

14.          Fees and Expenses.

We have retained Needham & Company, LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer. The Dealer Manager and its affiliates may actively trade our equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

We have retained Georgeson LLC to act as Information Agent and Paying Agent and Citibank, N.A. to act as Tender Agent in connection with the Offer. Citibank, N.A. also acts as the ADS Depositary. The Information Agent may contact registered holders of our ADSs by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Tender Agent will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of ADSs pursuant to the Offer. Securityholders holding ADSs through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if securityholders tender ADSs through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Tender Agent. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Tender Agent for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of ADSs except as otherwise provided in Section 5 hereof and Instruction 5 of the Letter of Transmittal.

15.          Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States, the Cayman Islands or the People’s Republic of China where the making of the Offer or the acceptance of ADSs pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of ADSs residing in that jurisdiction. In any jurisdiction where the ADSs, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

After completing the Offer, we may consider various forms of share repurchases, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions and other factors we deem relevant.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any ADSs other than in the Offer until at least ten business days after the Expiration Time. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten business days after the Expiration Time.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning our Company.

You should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal or to which we have referred you in this Offer to Purchase. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Dealer Manager, the Tender Agent or the Information Agent.

Our board of directors has authorized us to make the Offer. However, none of the Company, the members of our board of directors, our executive officers, Georgeson LLC, the Information Agent for the Offer, Citibank, N.A., the Tender Agent for the Offer, or Needham & Company, LLC, the Dealer Manager for the offer, makes any recommendation to you as to whether you should tender or refrain from tendering your ADSs. We cannot predict how our ADSs will trade after the Expiration Time, and it is possible that our ADS price will trade above the Purchase Price after the Expiration Time. You must make your own decision as to whether to tender your ADSs and, if so, how many ADSs to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your ADSs with your broker or other financial tax advisors.

Moatable

September 3, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MOATABLE

The following table sets forth the names and positions of the directors and executive officers of Moatable. The address of each of our directors and executive officers is c/o Moatable, Inc., 45 West Buchanan Street, Phoenix, Arizona 85003, United States of America. Telephone number: +1 (623) 473-5749.

Name	Position(s)
Joseph Chen	Chief Executive Officer and Director
Scott Stone	Chief Financial Officer
James Jian Liu	Director
Grant Moon	Director

The Letter of Transmittal and any other required documents should be sent or delivered by each securityholder or the securityholder’s broker, dealer, commercial bank, trust company or nominee to the Tender Agent at one of its addresses set forth below. To confirm delivery of Securities, securityholders are directed to contact the Tender Agent.

The Tender Agent for the Offer is:

Citibank, N.A.

The Tender Agent for the Offer is:

Citibank, N.A.

By Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Registered or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal or related Offer documents may be directed to the Information Agent or the Dealer Manager at their respective telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson LLC

51 West 52nd Street, 6th Floor

New York, NY 10019

Call Toll-Free Within the United States: (866) 585-6991

From Outside of the United States: (518) 861-3759

The Dealer Manager for the Offer is:

Needham & Company
Needham & Company, LLC

Corporate Services

250 Park Avenue, 10th Floor

New York, New York 10177

Phone: (212) 371-8300

or

(800) 903-3268 (Call Toll Free)